EXHIBIT 10.2

Zions Bancorporation

2011 - 2013 Value Sharing Plan

Objective: The purpose of the 2011 – 2013 Zions Bancorporation Value Sharing Plan (the “Plan”) is to provide a two-year incentive plan for selected members of the senior management group and other key managers of Zions Bancorporation (the “Bank”). It is designed to create long-term shareholder value by focusing the Participant’s attention on improving the Bank’s financial results and credit quality over a two-and-a-half year period.

Eligibility: Selected key members of the senior management group and other key managers of the Bank as determined by the Zions Bancorporation (the “Company”) Board of Directors (the “Board”) or its Executive Compensation Committee (the “Committee”).

Effective Date: July 1, 2011, through December 31, 2013 (the “Award Period”).

Payment of Awards: Subject to limitations enumerated in the “Other Administrative Provisions” section of the Plan, the incentive awards, if any, earned under this Plan will be paid within ninety days after the end of the Award Period.

Plan Administrator: The Plan is to be governed and interpreted by the Committee.

How the Plan Works:

1) Establishment of Award Fund

An Award Fund will be established, the size of which will be based upon two factors: a.) the adjusted Pretax Pre-Provision Earnings (“PTPP Earnings”) during the Award Period, which will be used to calculate a Base Amount, and b.) a Credit Modifier, both of which are more fully outlined in “Calculation Methodology,” below.

2) Participation Units

Each Participant designated by the Committee shall be awarded a specific number of Participation Units (“Units”), representing a pro-rata claim, in proportion to the total number of designated Units, on any Award Fund established under this Plan during the Award Period.

3) Calculation Methodology

The total Award Fund shall consist of a Base Amount, which shall be further modified by a Credit Modifier.

The Base Amount of the Award Fund shall be established as follows:

The minimum cumulative PTPP Earnings which must be achieved during the Award Period shall equal 5.00 x the PTPP Earnings of $440,910,000 during the six-month period from January 1, 2011 to June 30, 2011 (the “Base Period”), or $2,204,550,000 (representing 0% growth compounded semi-annually).

The target cumulative PTPP Earnings during the Award Period shall equal 5.3877 x the Base Period PTPP Earnings, or $2,375,491,807 (representing 5.0% growth compounded semi-annually), and shall produce a Base Amount in the Award fund of $1.00 per Unit.

The maximum cumulative PTPP Earnings during the Award Period which shall be used in calculating the Base Amount will be 5.8019 x the Base Period PTPP Earnings, or $2,558,115,729 (representing 10.0% growth compounded semi-annually), and shall produce Base Amount in the Award Fund of $2.00 per Unit.

Each 1/2% of semi-annually compounded growth produces $.10 in Base Amount of Award Funds for each Participation Unit, up to a maximum of $2.00 per Unit.

PTPP Earnings amounts greater than the minimum and less than the maximum thresholds will be interpolated in determining the Base Amount of the Award Fund.

The Base Amount of the Award Fund will be multiplied by a factor, the Credit Modifier, as defined below. The Credit Modifier may increase or decrease the Base Amount by up to 50%.

Definitions:

A) Pre-tax Pre-provision (PTPP) Earnings is defined as the total of the following items during the Award Period:

1.	Cumulative taxable-equivalent net interest income plus non-interest income (taxable-equivalent revenue);

a.	plus, net fixed income securities valuation and impairment losses or (gains) recognized through the income statement;

b.	less, fair value and non-hedge derivative income or (loss);

c.	less, “bargain purchase” gains recognized through the income statement;

d.	less, additional accretion, net of the write-off of any related indemnification asset, associated with loans acquired in transactions assisted by the FDIC;

e.	less, a capital charge (credit) equal to 20.0% per annum on an imputed 9.0% equity allocation applied to the increase (decrease) in average risk-weighted assets during the Award Period, as compared to average risk-weighted assets during the Base Period.

LESS,

2.	Non-interest operating expense (Operating Expense);

a.	less, total OREO expense;

b.	less, provisions (negative provisions) for unfunded commitments;

c.	less, merger expense, core deposit intangible and other intangible assets amortization;

PLUS or (MINUS),

3.	Equitable adjustments, as follows:

a.	any adjustment deemed necessary by the Committee to normalize PTPP Earnings as a result of unusual and extraordinary changes in internal cost or income allocations, relative to those included in the Base Period PTPP Earnings, which produce a change in costs or income which are not offset by a corresponding change in cost or income within the Bank;

b.	any other adjustments, which, in the sole discretion of the Committee, are required to equitably reflect operating performance during the Award Period with comparable measures of performance during the Base Period.

B) Credit Modifier is defined as 1+[-1 x (the weighted average sum of the following measures of credit quality at the conclusion of or over the course of the Award Period) x 50%]:

1)	Percentage change in outstanding Classified loans and leases (excluding any FDIC-supported loans and leases) at December 31, 2013 as compared to total outstanding Classified loans and leases at June 30, 2011 ($2,678,907,000). 25% weight;

2)	Percentage change in Non-accrual loans, leases and OREO (excluding any FDIC-supported loans, leases and OREO) at December 31, 2013 as compared to total Non-accrual loans, leases and OREO at June 30, 2009 ($1,437,319,000). 25% weight;

3)	Cumulative net charged-off loans and leases plus total OREO expense during the Award Period less $1,172,115,000, divided by $1,172,115,000. 50% weight.

4) Other Administrative Provisions

(1)	This is a discretionary Plan governed and interpreted by the Committee, whose decisions shall be final. The intent of the Plan is to fairly reward Participants for increasing shareholder value. If any adjustments need to be made to allow this Plan to accomplish its purpose, the Committee in its sole discretion can make those adjustments.

(2)	The Committee may, at its sole discretion, alter the terms of the Plan at any time during an Award Period.

(3)	Participants will not vest in any benefits available under the Plan until any payments hereunder are made after the conclusion of the Award Period.

(4)	Participants must be employed by the Company or one of its subsidiaries at the time payment is made. Nevertheless, upon death, permanent disability, or normal or early retirement (unless upon early retirement the Participant becomes employed by an entity which competes with Zions Bancorporation or any of its subsidiaries), Participant (or his/her estate) shall be eligible to receive a pro-rata incentive payment at the conclusion of the Award Period. This award will be based upon the Participant’s calculated award as approved by the Committee and will be prorated for the number of full calendar quarters the Participant was engaged as an officer of the Company or its subsidiaries prior to death, disability or retirement. For purposes of this Plan, a Participant will generally not be considered eligible for early retirement before age 55, or for normal retirement before age 65, unless otherwise approved by the Committee.

(5)	The Company shall retain the right to withhold payment of incentives to Participants in the event of a significant deterioration in the Company’s or the Bank’s financial condition, or if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion.

(6)	The terms of this plan are subject to and limited by applicable law (including, without limitation, the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, any applicable regulation or other binding guidance thereunder, or any agreement or arrangement with or restriction imposed by, the United States Department of the Treasury, any bank regulatory agency or any other governmental agency. In particular,

(a)	Payments made under this plan are subject to the “clawback” provisions contained in section 111 and associated regulations promulgated under the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, the Sarbanes-Oxley Act of 2002, and regulations promulgated under such laws, which may require the Company to recover incentive compensation paid, if the compensation was based on materially inaccurate statements of earnings, revenues, gains or other criteria.

(b)	The accrual or payment of incentives under this plan are subject to the limitations prescribed for employees designated to be among the twenty-five highest-compensated employees of the Company, as contained in section 111 and associated regulations promulgated under the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, and regulations promulgated under such laws, which generally provide that incentives under this plan may not be accrued or paid during the period in which such an employee is so designated.

(7)	Designation as a Participant in the Plan does not create a contract of employment for any specified time, nor shall such act to alter or amend the Company’s “at-will” policy of employment.

(8)	In the event a Participant transfers within Zions Bancorporation during the Award Period, he/she may be eligible to receive a pro-rata award from each participating Zions entity based on the number of months in each entity and each entity’s financial and credit performance.

(9)	In the event of a change in control of the Company (as defined in the Company’s Change in Control Plan), the Plan will be terminated and payments shall be made in accordance with the provisions of section 3 (b) of the Change in Control Plan.

(10)	This document is intended to provide a guideline for the creation and distribution of incentive compensation. Nothing herein creates a contractual obligation binding on the Board or the Committee, and no Participant shall have any legal rights with respect to an Award until such Award is distributed.

APPENDIX

The following is an example of how the Plan operates.

Assume that the cumulative Pretax Pre-Provision (PTPP) Earnings for Zions Bancorporation during the two years of the Award Period total $2,429,017,000. This is the equivalent of the Base Period PTPP Earnings ($440,910,000) compounded semi-annually for 2 years at an annual rate of 6.50%.

•	The resulting Base Amount of each Unit is therefore $1.30 (6.5% growth divided by 1/2% times $.10).

The Base Amount is then multiplied by the Credit Modifier. Assume that Classified loans and leases at 12/31/13 are $1,790,046,000; that Non-accrual loans, leases and OREO are $866,703,350; and that cumulative net charge-offs over the 2-year period are $1,219,328,000.

•	The Credit Modifier is calculated as follows:

•	Classified loans and leases decreased from $2,678,907,000 at 6/30/11 to $1,790,046,000 at 12/31/13, or -33.18%. This is given a 25% weight, producing a factor of -8.295%.

•	Non-accrual loans, leases and OREO decreased from $1,437,319,000 at 6/30/11 to $866,703,350 at 12/31/13, or -39.70%. This is given a 25% weight, producing a factor of -9.925%

•	Net charge-offs of $1,219,328,000 exceeded the target amount of $1,172,115,000 by +4.028%. This is given a weight of 50%, producing a factor of +2.014%

•

The three factors are multiplied by -1 (reflecting the fact that reductions in any of these credit measures positively affect our performance), then multiplied by 50%. The result is added to 1. The composite weighted Credit Modifier is thus:

1+ ([(-.08295-.09925+.02014) x -1] x .5) = 108.04%

The final Unit Value is $1.30 x 1.0804% = $1.405 per Unit.